Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this registration statement on Form S-3 of Supertel Hospitality, Inc. of our report dated May 29, 2007 with respect to the combined balance sheet of specified properties as described in Note 1 therein owned by Budget Motels, Inc. and Waterloo Hospitality, Inc. as of October 31, 2006, and the related combined statements of equity in properties, operations, and cash flows for the year then ended, which report appears in the Form 8-K/A dated July 31, 2007, of Supertel Hospitality, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cundiff & Associates, CPA, P.C.

Cundiff & Associates, CPA, P.C.
November 9, 2007